WHEREAS, in resolutions adopted on February 17, 1994 (the "Resolutions"), the Board of Directors has authorized the registration, issuance and sale of $75,000,000 of senior unsecured notes of the Trust (the "Notes"); and

WHEREAS, pursuant to the Resolutions, the Trust has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (File No. 33-52521) (the "Registration Statement") relating to the Notes and an amendment to the Registration Statement, and the Commission declared the Registration Statement effective on March 29, 1994; and

WHEREAS, Goldman, Sachs & Co. ("Goldman Sachs") was identified in the Registration Statement as the underwriter of the Notes; and

WHEREAS, on March 30, 1994, management of the Trust and Goldman Sachs agreed as to the terms of the Notes and the terms on which they would be issued and sold to Goldman Sachs; and

WHEREAS, the Board of Directors has determined to ratify, approve and confirm the action taken by management in connection with the issuance and sale of the Notes, as set forth in the following resolutions,

RESOLVED, that the Notes shall be issued under and pursuant to the terms of an indenture (the "Indenture") from the Trust to NationsBank of Virginia, N.A., as Trustee, in substantially the form filed as Exhibit 4(d)(i) to the Registration Statement.

RESOLVED, that in accordance with Section 301 of the Indenture, the following terms of the Notes are hereby established (terms used in these resolutions having the same definitions as in the Indenture):

          (1) The Notes shall constitute a series of Securities having the title "7 1/4% Notes due April 1, 1999."

          (2) The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906, 1107 or 1305 of the Indenture) shall be $75,000,000.

          (3) The entire outstanding principal of the Notes shall be payable on April 1, 1999.

          (4) The rate at which the Notes shall bear interest shall be 7 1/4% per annum; the date from which such interest shall accrue shall be April 1, 1994; the Interest Payment Dates on which such interest will be payable shall be April 1 and October 1 in each year, beginning October
     1, 1994; the Regular Record Dates for the interest payable on the Notes on any Interest Payment Date shall be the preceding March 15 (in the case of interest payable on any April 1) and September 15 (in the case of interest payable on any October 1); and the basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

          (5) The place in addition to the Borough of Manhattan, The City of New York, where the principal of (and Make-Whole Amount, if any) and interest on the Notes shall be payable and Notes may be surrendered for registration of transfer or exchange shall be the Corporate Trust Operations Office of the Trustee at 715 Peachtree Street, N.E., Midtown Center, 7th Floor, Atlanta, Georgia 30308. The place in addition to the Borough of Manhattan, The City of New York, where notices or demands to or upon the Trust in respect of the Notes and this Indenture may be served shall be the Corporate Trust Office of the Trustee at 600 East Main Street, Suite 1700, Richmond, Virginia 23219.

          (6) The Notes shall be redeemable at any time at the option of the Trust, in whole or in part, at a Redemption Price, payable in Dollars, equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Notes.

          (7) The Trust shall not be obligated to redeem, repay or purchase Notes pursuant to any sinking fund or analogous provision or at the option of a Holder thereof.

          (8) The Notes shall be issuable in denominations of $1,000 and any integral multiple thereof.

          (9) In addition to the Trustee, Midwest Clearing Corporation, 40 Broad Street, 22d Floor, New York, New York 10004 is appointed Paying Agent for the Notes.

          (10) The entire outstanding principal amount of the Notes (and Make-Whole Amount, if any) shall be payable upon declaration of acceleration of the maturity thereof pursuant to Section 502 of the Indenture.

          (11) Payment of the principal of (and Make-Whole Amount, if any) and interest on the Notes shall be payable in Dollars and the Notes shall be denominated in Dollars.

          (12) The Make-Whole Amount, in connection with any optional redemption or accelerated payment of any Note, shall be the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each Dollar of principal being redeemed or paid and the amount of interest (exclusive of any interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such Dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate, as defined below (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made), from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid. "Reinvestment Rate" means .25% (one-fourth of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Trust.

          (13) The principal of (and Make-Whole Amount, if any) and interest on the Notes shall be payable only in Dollars.

          (14) The Holders of the Notes shall have no special rights in addition to those provided in the Indenture upon the occurrence of any particular events.

          (15) There shall be no deletions from, modifications of or additions to the Events of Default or covenants of the Trust with respect to Notes set forth in the Indenture.

          (16) The Notes shall be issuable only as Registered Securities in permanent global form (without coupons). Beneficial owners of interests in the permanent global Note may exchange such interests for Notes of like tenor of any authorized form and denomination only in the manner provided in Section 305 of the Indenture. DTC shall be the depositary with respect to the permanent global Note. The form of such permanent global Note filed with the minutes of this meeting and identified as Exhibit A is hereby approved.

          (17) The Notes shall not be issuable as Bearer Securities.

          (18) Interest on any Note shall be payable only to the Person in whose name that Note (or one or more Predecessor Securities thereof) is registered at the close of business on the Regular Record Date for such interest.

          (19) Sections 1402 and 1403 of the Indenture shall be applicable to the Notes.

          (20) The Notes shall not be issuable in definitive form except under the circumstances described in Section 305 of the Indenture.

          (21) The Notes shall not be issued upon the exercise of debt warrants.

          (22) The Trust shall not pay Additional Amounts as contemplated by
     Section 1011 of the Indenture on the Notes.

          (23) The Trust shall have no obligation to permit the conversion of the Notes into shares of Capital Stock of the Trust.

RESOLVED, that the Notes shall be sold to Goldman Sachs pursuant to an underwriting agreement (the "Underwriting Agreement") between Goldman Sachs and the Trust in substantially the form of Exhibit 1 to the Registration Statement at a price equal to 99.183% of the principal amount thereof, plus accrued interest from April 1, 1994.

RESOLVED, that each of the President and the Senior Vice President and Chief Financial Officer of the Trust (and, in the absence of the Senior Vice President and Chief Financial Officer of the Trust, by each of the Vice President, Controller - Corporate Accounting and Assistant Secretary and the Vice President, Secretary and General Counsel of the Trust) is authorized, in the name and on behalf of the Trust and where appropriate under its corporate seal attested by its Secretary or an Assistant Secretary, to execute and deliver the Indenture, the Notes and the Underwriting Agreement in the forms approved hereby, with such changes as shall have been approved by the executing officer, provided that any such change shall be consistent with all determinations made by the Board of Directors in these resolutions.

RESOLVED, that all officers of the Trust are authorized, in the name and on behalf of the Trust, to make, execute and deliver or cause to be made, executed and delivered, and to evidence the approval of the Board of Directors of, all such officers' certificates, depository agreements, letters of representation or other agreements or arrangements necessary or appropriate in connection with the administration of any book-entry arrangements for the Notes, and such other agreements, undertakings, documents or instruments, and to perform all such acts and make all such payments, as may, in the judgment of such officers, be necessary, appropriate or desirable to effectuate the purpose of these resolutions, including the performance of the obligations of the Trust under the Indenture, the Notes, the Registration Statement, the Underwriting Agreement and any other agreement, undertaking, document or instrument referred to herein or therein.

RESOLVED, that the authority to execute and file consents to service of process in connection with qualification of the Notes under the securities laws of jurisdictions of the United States, given the President and Secretary of the Trust in the Resolutions shall also be exercisable by the Senior Vice President and Chief Financial Officer, and any action heretofore taken pursuant to such authority by the Senior Vice President and Chief Financial Officer is approved, ratified and confirmed.

RESOLVED, that any and all action heretofore taken by the President and the Senior Vice President and Chief Financial Officer of the Trust in respect of fixing or agreeing to the terms of the Notes and the terms on which they are to be sold pursuant to the Underwriting Agreement that is consistent with these resolutions and the authority conferred hereby is ratified, approved and confirmed.